FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 9, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Drilling Update on Grundy-2 Well

Salt Lake City, July 9, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Company’s Grundy-2 well is currently drilling in the Rotliegend sandstone at a depth of 4,625 meters. The top of the Rotliegend was encountered 100 meters higher than expected. The well has now drilled 385 meters of Rotliegend with gas shows throughout and no appearance of water.

Current plans are to drill the well to a total depth of 4,660 meters and then log and perform other tests to determine gas saturation and porosity. The Grundy-2 well is in the Company’s Fences concession. FX Energy owns a 49% interest in the well; the Polish Oil and Gas Company is the operator and owns 51%.

“The Rotliegend at this depth appears to be tight with less porosity and permeability than shallower wells such as Zaniemysl, Roszkow and Sroda-4 but the gas shows during drilling and coring are encouraging,” said Andy Pierce, Vice President of Operations for FX Energy.

If the logs and other tests confirm the potential for production of tight gas from Grundy-2, the formation would need to be stimulated through fraccing before final production testing could be accomplished. If the logs show that there is no possibility for Rotliegend production, the well is expected to be plugged back to the Main Dolomite for a test of that zone.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.